================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                    K2 INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

[LOGO OF K2 INC.]

                                    K2 INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 8, 1997

To the Shareholders of K2 Inc.:

  You are cordially invited to attend our Annual Meeting to be held at the Company's main office, 4900 South Eastern Avenue, Los Angeles, California on Thursday, May 8, 1997 at 10:00 a.m. (local time).

  The Annual Meeting will be held for the following purposes:

    1. To elect three directors to serve for a term of three years.

    2. To ratify the selection of Ernst & Young LLP as independent auditors for 1997.

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only shareholders of record at the close of business on March 31, 1997 are entitled to notice of the meeting and to vote at it or any adjournments thereof.

  If it is convenient for you to do so, we hope you will attend the meeting. If you cannot, and wish your stock to be voted, we urge you to fill out the enclosed proxy card and return it to us in the envelope provided. No additional postage is required.

                                         /s/ Richard M. Rodstein

                                         Richard M. Rodstein
                                         President and
                                         Chief Executive Officer

Los Angeles, California
April 7, 1997

             PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD AND
               MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

[LOGO OF K2 INC.]

                                    K2 INC.

                           4900 SOUTH EASTERN AVENUE
                         LOS ANGELES, CALIFORNIA 90040

                               ----------------

                                PROXY STATEMENT

                               ----------------

  The enclosed proxy is solicited by a majority of the Board of Directors of K2 Inc. (the "Company"). It may be revoked at any time before it is exercised by delivering a written notice to the Secretary of the Company stating that the proxy is revoked, by executing a subsequent proxy and presenting it to the Secretary of the Company or by attending the annual meeting and voting in person. Only shareholders of record at the close of business on March 31, 1997 will be entitled to notice of and to vote at the annual meeting. As of that date, the Company had outstanding 16,544,033 shares of Common Stock, each share entitled to one vote. It is anticipated that the mailing to shareholders of this Proxy Statement and the enclosed proxy will commence on or about April 7, 1997.

  Proxies will be solicited by mail, telephone or telegram and may be personally solicited by directors, officers and other employees of the Company and by Morrow & Co., 909 Third Avenue, New York, New York, which has been engaged for a fee of $6,500 plus expenses for this purpose. The cost of soliciting proxies will be borne by the Company.

  Both abstentions and broker non-votes are counted for purposes of determining the presence or absence at the annual meeting of a quorum for the transaction of business, but shares represented by broker non-votes on a matter submitted to shareholders are not considered present and entitled to vote on that matter. Directors will be elected by plurality vote of the shares present and entitled to vote. The ratification of the selection of independent auditors will require the affirmative vote of a majority of the shares present and entitled to vote. Consequently, broker non-votes will have no effect, but abstentions will have the effect of a vote against such ratification.

                             ELECTION OF DIRECTORS

  Under the Certificate of Incorporation of the Company, the Board of Directors is divided into three classes, with the term of office of one of the classes expiring each year. Unless such authority is withheld by an indication thereon, it is intended that the proxy will be voted for election to the Board of Directors of the nominees named below, to serve until the 2000 annual meeting of shareholders and until their successors are elected and qualified. While the Board of Directors has no reason to believe that any of those named will not be available as a candidate, should such a situation arise the proxy may be voted for the election of other nominees as directors in the discretion of the persons acting pursuant to the proxy. Directors will be elected by plurality vote.

  Certain information concerning the nominees and each director whose term of office will continue after the 1997 annual meeting is set forth below:

                  NOMINEES FOR ELECTION AT THE ANNUAL MEETING
                      FOR TERM OF OFFICE EXPIRING IN 2000

BERNARD I. FORESTER                                          Director since 1966

  Mr. Forester, 69, is Chairman of the Board of the Company. From January 1, 1973 through December 31, 1995, Mr. Forester served as Chief Executive Officer of the Company. Mr. Forester additionally served as its president from 1967 through 1975 and 1979 through 1989. Prior to 1966, Mr. Forester was chief financial officer and a director of Republic Corporation and prior to that was a certified public accountant with Price Waterhouse LLP, an international auditing and consulting firm.

RICHARD J. HECKMANN

  Mr. Heckmann, 53, has served as Chairman of the Board, President and Chief Executive Officer of United States Filter Corporation, a worldwide provider of water and wastewater treatment systems and services, since 1990. Mr. Heckmann was a director and the owner of Smith Goggles until its sale in 1996. Prior to joining U.S. Filter, Mr. Heckmann was a senior vice president at Prudential-Bache Securities, served as associate administrator for finance and investment of the Small Business Administration in Washington, D.C. and was the founder and chairman of the board of Tower Scientific Corporation. Mr. Heckmann is a member of the Board of Directors of USA Waste Sciences, Inc., a non-hazardous solid waste management company.

STEWART M. KASEN

  Mr. Kasen, 57, retired in April 1996 as chairman, president and chief executive officer of Best Products Co., Inc., a catalog showroom chain of retail stores and nationwide mailorder services. Mr. Kasen was chairman of the board of Best Products Co., Inc. from 1994 to April 1996. He was also its president and chief executive officer from 1991 to April 1996 and its president and chief operating officer from 1989 to 1991. In September 1996, Best Products Co., Inc., filed for bankruptcy under the federal bankruptcy laws. Prior to joining Best Products Co., Inc., Mr. Kasen served in various capacities in two divisions of Carter Hawley Hale Stores over a 24-year period, including president and chief executive officer of Emporium, from 1987 to 1989, and Thalhimers, from 1984 to 1987. Mr. Kasen is a member of the board of directors of Markel Corporation, a specialty insurance underwriter, O'Sullivan Industries Holdings, Inc., a manufacturer of ready-to-assemble furniture, and Factory Card Outlet Corp., a specialty retailer of greeting cards.

                        DIRECTORS CONTINUING IN OFFICE
                      FOR TERM OF OFFICE EXPIRING IN 1999

JERRY E. GOLDRESS                                            Director since 1996

  Mr. Goldress, 66, has served as Chairman and Chief Executive Officer of Grisanti, Galef and Goldress, Inc., a corporate turnaround management firm, since 1981. As a corporate turnaround manager, Mr. Goldress provides assistance to businesses in financial difficulty and, as such, has frequently been appointed a director and an executive officer of such businesses. In this capacity, Mr. Goldress has served as president or chief executive officer of numerous manufacturing, distribution and retail organizations. Mr. Goldress is also a partner in Adler & Shayken, an LBO and investment firm. He is a member of the board of directors of Applied Magnetics Corporation, a manufacturer of magnetic heads for computers, and Dreco Energy Services, Ltd., a manufacturer of oil rigs and tools.

JOHN H. OFFERMANS                                            Director since 1987

  Mr. Offermans, 68, is a real estate investment consultant engaged in private practice. From 1973 through 1993, Mr. Offermans was an active commercial real estate broker. Prior to that, from 1970 to 1973 Mr. Offermans was president and chief executive officer of Fabri-Tek Educational Systems, Inc., an educational computer manufacturer, and from 1968 to 1970, he was international marketing vice president of Electronic Associates, Inc., a manufacturer of computer systems for the aerospace and other high technology industries.

JOHN B. SIMON                                                Director since 1986

  Mr. Simon, 72, has served as the Managing Partner of SMC Properties, a real estate developer of industrial properties, since 1983. From 1949 through 1977, Mr. Simon was the founder and president of Sunglo Glass Company, a nationwide distributor of automotive glass products.

                        DIRECTORS CONTINUING IN OFFICE
                      FOR TERM OF OFFICE EXPIRING IN 1998

SUSAN E. ENGEL                                               Director since 1996

  Ms. Engel, 49, was appointed to the Board of Directors on August 1, 1996. Ms. Engel has been President and Chief Executive Officer of Department 56, Inc., a marketer of collectibles and specialty giftware, which she joined in 1994, since November 1996, and from September 1994 to November 1996 she was its president and chief operating officer. From October 1991 through September 1993, Ms. Engel was president and chief executive officer of Champion Products, Inc., a marketer and manufacturer of authentic athletic apparel and a division of Sara Lee Corporation. Prior to Champion, Ms. Engel was a management vice president and eastern retail practice leader for Booz, Allen and Hamilton, a general consulting firm. Ms. Engel is a member of the board of directors of The Penn Traffic Company, a northeast supermarket chain.

ABRAHAM L. GRAY                                              Director since 1984

  Mr. Gray, 73, has served as the President and Chairman of the Board of Gray Capital Corporation Ltd., a Bermuda corporation, an investment firm, since 1987. Prior to 1987, Mr. Gray was the chairman of the board of Gray Beverage Inc., a franchise bottler in Canada.

HUGH V. HUNTER                                               Director since 1972

  Mr. Hunter, 79, has served as President of Hugh V. Hunter Accountancy Corporation, a financial and tax consulting firm. In 1972, Mr. Hunter retired as a partner with KPMG Peat Marwick LLP, an international auditing and consulting firm, where he was partner in charge of their mergers and acquisitions consulting practice for the western states. Mr. Hunter is a member of the board of directors of Frederick's of Hollywood, Inc.

RICHARD M. RODSTEIN                                          Director since 1995

  Mr. Rodstein, 42, is President and Chief Executive Officer of the Company. Mr. Rodstein was president and chief operating officer of the Company from 1990 to 1995 and has held various executive positions with the Company since joining it in 1983. Prior to 1983, Mr. Rodstein was a certified public accountant with Ernst & Young LLP (formerly Ernst & Whinney), an international auditing and consulting firm.

  A minority of the Board of Directors, consisting of Messrs. Anthony, Goldberg and Gray, voted against the nominees named herein and have stated that they oppose and intend to vote against their election. Mr. Richard M. Rosenberg, a director who was elected to the Board of Directors on August 1, 1996, has advised the Company that he does not intend to stand for re-election as a director of the Company. As a result, the Board has reduced its size from the current 11 directors to 10 directors effective as of the annual meeting of the Company. Under the By-Laws of the Company, nominations for the election of directors may be made by the Board or by any stockholder entitled to vote in the election of directors, provided that no stockholder may nominate a person for election as a director unless written notice of such nomination is presented to the Company at least 90 days prior to the date of the applicable meeting. No such notice has been given with respect to the election of directors. As a result, no other nominees for election as director will be considered at the annual meeting except nominations made by the Board in the event one of the nominees named herein should unexpectedly be unavailable.

                       BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors held seven meetings in 1996. Each director attended at least 75% of the total number of meetings of the Board of Directors and Committees on which he or she served.

  The Board of Directors currently has four standing committees: Audit Committee, Compensation Committee, Executive Committee and Nominating Committee.

  The Audit Committee of the Board of Directors, currently consisting of Mr. Gray, Mr. Hunter (Chairman), and Mr. Offermans, held two meetings in 1996. The functions of the Committee include recommending to the Board the engagement or discharge of independent auditors, directing investigations into matters relating to audit functions, reviewing the plan and results of audit with the auditors, reviewing the Company's internal accounting controls and approving services to be performed by the auditors and related fees.

  The Compensation Committee of the Board of Directors, currently consisting of Mr. Hunter, Mr. Offermans and Mr. Simon (Chairman), held three meetings in 1996. The Committee considers and authorizes remuneration arrangements for senior management, including the granting of options under the Company's stock option plan.

  The Executive Committee of the Board of Directors, currently consisting of Mr. Forester (Chairman), Mr. Hunter and Mr. Simon, held one meeting in 1996, but took actions from time to time by written consent. The Committee is authorized to act on behalf of the Board on all corporate actions for which applicable law does not require participation of the full Board.

  The Nominating Committee of the Board of Directors, consisting of Mr. Forester (Chairman), Mr. Hunter and Mr. Simon, held three meetings in 1996. The Committee recruits and interviews qualified candidates to serve as directors and reports on its findings to the full Board.

                         STOCK PRICE PERFORMANCE GRAPH

  The two graphs below compare cumulative total return to shareholders, assuming quarterly reinvestment of dividends, of the Company, the Russell 2000 Index and a peer group of companies. For Graph 1, the peer group is comprised of Figgie International, Inc. ("Figgie"), Huffy Corporation, Johnson Worldwide Associates, Inc., Outboard Marine Corporation and ProGroup, Inc. ("ProGroup"), the peer group historically reported by the Company. In Graph 2, Brunswick Corp. has replaced Figgie and The Coleman Company, Inc. has replaced ProGroup, since Figgie no longer has a sporting goods segment and ProGroup's operations are limited to a relatively narrow market segment. The graphs assume investment of $100 on December 31, 1991 in the Company's Common Stock, the Russell 2000 Index and common stock of the peer group.

                       COMPARATIVE 5-YEAR TOTAL RETURNS
                  K2 INC., RUSSELL 2000, PEER GROUP--GRAPH 1

                 PERFORMANCE RESULTS THROUGH DECEMBER 31, 1996

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period
(Fiscal Year Covered)        K2 INC.        RUSSELL 2000     PEER GROUP
---------------------        -------        ------------     ----------
Measurement Pt- 12/31/91     $100           $100             $100
FYE  12/31/92                $132.6         $118.4           $121.8
FYE  12/31/93                $180.1         $140.8           $127.6
FYE  12/31/94                $194.3         $138.3           $127.6
FYE  12/31/95                $285.9         $177.6           $118.1
FYE  12/31/96                $347.5         $206.9           $118.7

                        COMPARATIVE 5-YEAR TOTAL RETURNS
                   K2 INC., RUSSELL 2000, PEER GROUP--GRAPH 2

                 PERFORMANCE RESULTS THROUGH DECEMBER 31, 1996

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period
(Fiscal Year Covered)        K2 INC.        RUSSELL 2000     PEER GROUP
---------------------        -------        ------------     ----------
Measurement Pt- 12/31/91     $100           $100             $100
FYE  12/31/92                $132.6         $118.4           $118.3
FYE  12/31/93                $180.1         $140.8           $117.6
FYE  12/31/94                $194.3         $138.3           $126.8
FYE  12/31/95                $285.9         $177.6           $133.5
FYE  12/31/96                $347.5         $206.9           $131.7

                            EXECUTIVE COMPENSATION

  The following table sets forth information concerning annual, long-term and other compensation of the Company's President and Chief Executive Officer and the four most highly compensated executive officers of the Company (together, the "named executive officers"):

                          SUMMARY COMPENSATION TABLE

                                                  LONG-TERM
                                                 COMPENSATION
                          ANNUAL COMPENSATION     AWARDS OF
      NAME AND         -------------------------   STOCK        ALL OTHER
 PRINCIPAL POSITION    YEAR SALARY ($) BONUS ($) OPTIONS (#)  COMPENSATION ($)
 ------------------    ---- ---------- --------- ------------ ----------------
Richard M. Rodstein    1996  $260,000  $420,000     35,000         12,600(a)
President and          1995   260,000   415,600        --          12,000(a)
Chief Executive        1994   235,000   363,500     35,000         18,700(a)
 Officer

John J. Rangel         1996   175,000   250,000     20,000          8,400(a)
Senior Vice            1995   175,000   244,200     15,000          6,900(a)
 President--Finance    1994   150,000   192,200     14,000         11,200(a)

Robert E. Doyle        1996   160,000   200,000      8,000         12,800(a)
Senior Vice President  1995   160,000   200,000      8,000         15,200(a)
 & President of        1994   143,000   130,000      8,000         23,300(a)
 Simplex Products

David H. Herzberg      1996   150,000   150,000      8,000         10,300(a)
Vice President &       1995   150,000   140,000      8,000         12,300(a)
President of           1994   136,000   115,000      8,000         19,300(a)
 Shakespeare
 Monofilament

David G. Cook          1996   145,000   145,000      8,000          6,800(b)
Vice President &       1995   145,000   145,000      8,000          7,800(b)
President of Stearns   1994   130,000   125,000      8,000          9,900(b)

--------
(a) Dollar value of allocations to the accounts of the named individuals in the Company's Employee Stock Ownership Plan: Mr. Rodstein ($8,400 in 1996, $12,000 in 1995, $18,700 in 1994), Mr. Rangel ($5,600 in 1996, $6,900 in
    1995, $11,200 in 1994), Mr. Doyle ($10,200 in 1996, $15,200 in 1995,
    $23,300 in 1994), and Mr. Herzberg ($9,000 in 1996, $12,300 in 1995,
    $19,300 in 1994); and Company's matching contribution in 1996 to the accounts of the named individuals in the Company's 401(k) Retirement Savings Plan, which was adopted in 1996: Mr. Rodstein ($4,200), Mr. Rangel ($2,800), Mr. Doyle ($2,600) and Mr. Herzberg ($1,300).

(b) Dollar value of allocation to Mr. Cook's account in the Company's Employee Stock Ownership Plan ($3,700 in 1996, $4,800 in 1995 and $7,200 in 1994)
    and the Company's matching contribution to the Stearns 401(k) Payroll Savings and Profit Sharing Plan ($3,000 in 1996, $3,000 in 1995, and $2,700 in 1994).

  The following table summarizes the number of shares and the terms and conditions of stock options granted to the named executive officers in 1996.

                             OPTION GRANTS IN 1996

                                                                  POTENTIAL
                                                             REALIZABLE VALUE AT
                             % OF TOTAL                        ASSUMED ANNUAL
                              OPTIONS                          RATES OF STOCK
                              GRANTED                        PRICE APPRECIATION
                             EMPLOYEES  EXERCISE             FOR OPTION TERM (d)
                   OPTIONS     DURING   PRICE PER EXPIRATION -------------------
NAME             GRANTED (a)    1996    SHARE (b)  DATE (c)     5%       10%
----             ----------- ---------- --------- ---------- -------- ----------
R. M. Rodstein.    35,000      16.24%    $26.500   12/27/06  $584,300 $1,474,700
J. J. Rangel...    20,000       9.28%    $26.500   12/27/06  $333,900 $  842,700
R. E. Doyle....     8,000       3.71%    $26.500   12/27/06  $133,600 $  337,100
D. H. Herzberg.     8,000       3.71%    $26.500   12/27/06  $133,600 $  337,100
D. G. Cook.....     8,000       3.71%    $26.500   12/27/06  $133,600 $  337,100

--------
(a) All options granted to the named individuals in 1996 are exercisable as to 20% after one year from date of grant, an additional 30% after two years and an additional 50% after three years. The option agreements in connection with the options granted to the named individuals contain a provision under which the optionee may borrow money from the Company in connection with the exercise of the options. Each currently outstanding loan bears interest, payable quarterly, at a fixed rate equal to the Applicable Federal Rate, as published by the Internal Revenue Service, for the period during which the loan was made.

(b) The exercise price is the closing price of the Company's common stock on December 27, 1996, the date of grant.

(c) All options granted to the named individuals in 1996 expire on the tenth anniversary of the date of grant, subject to earlier expiration in the event of the officer's termination of employment with the Company.

(d) In order for the named individuals to realize these potential values, the closing price of the Company's common stock on December 27, 2006 would have to be $43.20 and $68.64 per share, respectively.

  The following table summarizes exercises of stock options in 1996 which were previously granted to the President and Chief Executive Officer and the other named executive officers, as well as the number of all unexercised options held by them at the end of 1996, and their value at that date if they were in-the-money.

     AGGREGATED STOCK OPTION EXERCISES IN 1996 AND YEAR-END OPTION VALUES

                                                                       VALUE OF UNEXERCISED IN-THE-MONEY
                                                                              OPTIONS AT 12/31/96
                                               NUMBER OF UNEXERCISED   ---------------------------------
                          SHARES                OPTIONS AT 12/31/96       EXERCISABLE     UNEXERCISABLE
                       ACQUIRED ON   VALUE   ------------------------- ----------------- ---------------
   NAME                EXERCISE (a) REALIZED EXERCISABLE UNEXERCISABLE SHARES  TOTAL $   SHARES TOTAL $
   ----                ------------ -------- ----------- ------------- ------  -------   ------ --------
R. M. Rodstein.......     19,817    $242,200   80,920       52,500     80,920 $1,107,700 52,500 $214,400
J. J. Rangel.........                          32,575       39,000     32,575 $  412,400 39,000 $147,300
R. E. Doyle..........                          14,158       18,400     14,158 $  170,700 18,400 $ 78,600
D. H. Herzberg.......      5,209    $ 71,100   12,608       17,900     12,608 $  152,000 17,900 $ 73,500
D. G. Cook...........                          11,454       18,400     11,454 $  130,000 18,400 $ 78,600

--------
(a) Optionees, in the discretion of the Compensation Committee, may be granted the right to borrow money from the Company in connection with the exercise of options under both the 1994 Incentive Stock Option Plan and the 1988 Incentive Stock Option Plan. At December 31, 1996, the aggregate loans outstanding to executive officers in connection with the exercise of stock options, including the exercises shown above, and the weighted average Applicable Federal Rate at which they bear interest were: Mr. Rodstein ($818,300, 6.02%), Mr. Rangel ($168,000, 5.84%), Mr. Doyle ($87,500,
    6.49%), Mr. Herzberg ($46,100, 5.89%) and Mr. Cook ($49,400, 5.67%).

                                 PENSION PLANS

  The Company maintains several defined benefit pension plans for the benefit of eligible K2, Inc., Simplex, Shakespeare and Stearns employees. The plans are tax-qualified, Company-funded plans subject to the provisions of ERISA. Contributions to the plans, which are made solely by the Company, are actuarially determined. Benefits under the plans are based on years of service and remuneration.

  The table below illustrates approximate annual benefits under the Pension Plan of Anthony Industries, Inc. (the "K2 Plan"), based on the indicated assumptions. For 1996, the Internal Revenue Code (the "Code") limits the K2 Plan's covered compensation to $150,000.

                           APPROXIMATE ANNUAL PENSION UPON RETIREMENT AT AGE 65
                                                   (a)
                          ------------------------------------------------------
                                             YEARS OF SERVICE
          COVERED         ------------------------------------------------------
        COMPENSATION          15         20         25         30         35
        ------------      ---------- ---------- ---------- ---------- ----------
   $125,000.............. $18,750    $25,000    $31,250    $37,500    $43,750
   $150,000..............  22,500     30,000     37,500     45,000     52,500

--------
(a) An individual retiring at age 65 earns his maximum pension (as a percentage of covered compensation) at 35 years of service.

  The K2 Plan defines remuneration on which annual benefits are based as the average of the participant's highest five consecutive years' earnings. Earnings include salary, wages, overtime pay, commissions, bonuses, and similar forms of incentive compensation actually paid during the year not exceeding certain amounts for sales personnel and subject to the $150,000 Code Limit in 1996 for all personnel.

  Compensation for 1996 that would be included in the calculation of covered compensation and credited years of service at December 31, 1996 is shown below for the individuals named in the Summary Compensation Table who are participants in the plan.

                                                                          YEARS
                                                              COVERED      OF
                             NAME                           COMPENSATION SERVICE
                             ----                           ------------ -------
   Richard M. Rodstein.....................................   $150,000      13
   John J. Rangel..........................................    150,000      12
   Robert E. Doyle.........................................    150,000      17

  The Stearns Manufacturing Company Salaried, Administrative and Clerical Employees' Pension Plan (the "Stearns Plan") defines remuneration on which annual benefits are based as the average of the participant's highest 60 months' compensation. Compensation includes salary, wages, overtime pay, bonuses, and commissions, subject to the $150,000 Code limit for 1996. The 1996 covered compensation of Mr. Cook, the only individual named in the Summary Compensation Table who participates in the Stearns Plan, was $150,000, and he had 17 years of service as of December 31, 1996.

  The table below illustrates approximate annual benefits under the Stearns Plan based on the indicated assumptions.

                           APPROXIMATE ANNUAL PENSION UPON RETIREMENT AT AGE 65
                                                    (A)
                          -------------------------------------------------------
                                             YEARS OF SERVICE
          COVERED         -------------------------------------------------------
        COMPENSATION           15            20            25            30
        ------------      ------------- ------------- ------------- -------------
   $125,000.............. $25,900       $34,500       $43,000       $51,700
   $150,000..............  32,700        43,500        54,400        65,300

--------
(a) An individual retiring at age 65 earns his maximum pension (as a percentage of covered compensation) at 30 years of service.

  The Salaried Employees' Pension Plan of Shakespeare Company (the "Shakespeare Plan") defines remuneration upon which annual benefits are based as the average of the employee's highest five consecutive years' earnings. Earnings include the employee's regular basic monthly earnings excluding commissions, bonuses, maintenance, overtime and other extra compensation, not exceeding certain amounts for field sales personnel and subject to the $150,000 Code Limit in 1996 for all personnel. The 1996 covered compensation for Mr. Herzberg, the only individual named in the

Summary Compensation Table who participates in the Shakespeare Plan, was $150,000, and he had 17 years of service as of December 31, 1996.

  The table below illustrates approximate annual benefits under the Shakespeare pension plan based on the indicated assumptions.

                           APPROXIMATE ANNUAL PENSION UPON RETIREMENT AT AGE 65
                                                    (A)
                          -------------------------------------------------------
                                             YEARS OF SERVICE
          COVERED         -------------------------------------------------------
        COMPENSATION           15            20            25            45
        ------------      ------------- ------------- ------------- -------------
   $125,000.............. $26,300       $43,800       $61,300       $75,000
   $150,000..............  31,500        52,500        73,500        90,000

--------
(a) An individual retiring at age 65 earns his maximum pension (as a percentage of covered compensation) after approximately 43 years of service.

                            DIRECTORS' COMPENSATION

  In 1996 directors who were not salaried officers of the Company were paid $1,500 per calendar quarter for their services as directors, $1,000 per calendar quarter for each committee position held by them and $1,000 per meeting day for each meeting of the Board of Directors and of any committee which they attended. They were also reimbursed for out-of-pocket expenses. Directors may elect to defer the receipt of fees. Interest on deferred fees is accrued quarterly based on the average interest rate earned by the Company in the preceding quarter on its short-term commercial paper. Under the Company's Directors' Medical Expense Reimbursement Plan, non-employee directors are reimbursed at the rate of 185% for up to $10,000 of medical and dental expenses not covered under other health insurance plans. For 1996 an aggregate of $127,100 was paid under such plan.

  Under the 1994 Incentive Stock Option Plan, Eligible Directors receive an initial grant of 1,000 Nonqualified Stock Options (NQOs) on the first Grant Date after their election and annual grants thereafter of 500 NQOs. All grants to Eligible Directors are at fair market value on date of grant and are exercisable as to 20% after one year from date of grant, an additional 30% after two years and an additional 50% after three years, all exercisable amounts being cumulative. In 1996 an initial grant of 1,000 NQOs was made to Bernard I. Forester and grants of 500 NQOs each were made to Robert T. Anthony, Richard L. Goldberg, Abraham L. Gray, Hugh V. Hunter, John
H. Offermans and John B. Simon. Each grant was at a grant price of $23.00 per share, the closing price on the January 2, 1996 grant date, and each was for a ten-year term.

  The Company maintains a Non-Employee Directors' Benefit Plan, payable out of the general funds of the Company, under which a non-employee director who is vested (at least ten years of service as a director) is entitled to receive, in general, an annual retirement benefit during the period commencing upon the later of age 55 and the date the director retires from the Board of Directors (the "Commencement Date") and ending upon the earlier of the director's death or the number of years equal to the director's years of service as a non-employee director. Under the Plan, the annual retirement benefit is the product of (i) the director's average annual fees (based on the three-year period immediately preceding retirement from the Board of Directors) and (ii) the sum of .55 plus an additional .05 for each full year of service in excess of 11 years of service and up to 20 years. A director may make an irrevocable election so that, in lieu of the retirement benefit described above, the director's beneficiary would instead receive, on the director's postretirement death, the discounted value of such benefit. In the event of a change in control, as defined in the Plan, a vested director would receive on retirement an actuarially reduced lump sum payment in lieu of instalment payments. Under the terms of a retirement agreement between Mr. Forester and the Company, Mr. Forester has waived any right to a retirement benefit under this Plan.

  Messrs. Simon and Hunter are defendants in a lawsuit relating to the approval of Mr. Forester's retirement agreement as described below. As required under the Company's Certificate of Incorporation and as permitted under Delaware law, the Company has advanced the expenses incurred by these directors in defending the lawsuit, subject to an undertaking by each such director to repay the advances made to him if it shall ultimately be determined that he is not entitled to be indemnified by the Company. In 1996, the Company advanced expenses of $84,300 and $210,300 to Messrs. Simon and Hunter, respectively.

B. I. FORESTER RETIREMENT AGREEMENT

  Until January 1, 1996, Mr. Forester was employed as Chief Executive Officer of the Company pursuant to an employment agreement dated December 31, 1991 and expiring December 31, 1997. Pursuant to the employment agreement, Mr. Forester was entitled to receive annual compensation of not less than $350,000, to participate in all incentive compensation and other employee benefit plans maintained by the Company for its executives, and the following retirement and death benefits: (i) payment of $50,000 per year for ten years following Mr. Forester's death to his beneficiaries, funded by a life insurance policy, and
(ii) a supplemental retirement and five-year death benefit, determined in accordance with a formula designed to provide total retirement and five-year death benefit compensation, after giving effect to payments under the Company's pension plan, equal to approximately 55% of Mr. Forester's average highest three years compensation as an employee. For the three years ending December 31, 1995, Mr. Forester's compensation, including bonuses, totaled $780,100, $781,200 and $781,200. Mr. Forester's employment agreement provided that the supplemental retirement benefit would be payable, unless the employment period were terminated for cause, commencing on the later of when Mr. Forester attained age 65 or was no longer employed on a full-time basis.

  During 1995, Mr. Forester, who was then 67 years old, had discussions with various of the directors concerning his retirement as Chief Executive Officer prior to the expiration of his employment agreement, in order that an orderly and timely management succession could be achieved. At a meeting of the Board of Directors held October 27, 1995, a motion was made to approve a retirement agreement for Mr. Forester. With Mr. Forester abstaining, the vote of the remaining directors was four to four, with Messrs. Anthony, Goldberg, Gray and Sol S. Weiner opposed and Messrs. Hunter, Offermans, Rodstein and Simon in favor. To resolve the deadlock on the Board, without the necessity of Mr. Forester voting on his own retirement agreement, with some modifications the retirement agreement between the Company and Mr. Forester was approved by the Executive Committee, with Mr. Forester abstaining. The two members of the Executive Committee, in addition to Mr. Forester, are Messrs. Hunter and Simon. In addition, the Executive Committee also voted to elect Mr. Rodstein as Chief Executive Officer, effective upon Mr. Forester's retirement as of January 1, 1996. At a meeting of the full Board of Directors held the same day, the full Board, including Mr. Forester, voted to approve the actions of the Executive Committee, by vote of five to four. Those in favor were Messrs. Forester, Hunter, Offermans, Rodstein and Simon. Messrs. Anthony, Goldberg, Gray and Weiner were opposed.

  As approved, Mr. Forester's retirement agreement provides that he will act as a consultant to the Company and will receive annual compensation therefor in the amount of $200,000. In lieu of a bonus for 1995 under the Company's Executive Officers' Incentive Compensation Plan, the agreement provides for a payment at the same level as for the prior year, or $431,200 (subject to reduction in the event the Company failed to achieve certain profitability levels). Mr. Forester agreed to relinquish stock options held by him for the purchase of 65,764 shares of Common Stock at an average price of $15.09 per share, which were not exercisable until 1996 and 1997 and which would, by their terms, have terminated by his retirement at year-end 1995. In recognition of the value of the options that were relinquished, the expiration date of Mr. Forester's consulting arrangement was set at year-end 1998, one year beyond the expiration date of his existing employment agreement, and the Company agreed to make payment to Mr. Forester of an amount equal to the aggregate spread between the average exercise price of such options and the market price of the underlying common stock on the date of the agreement, less the compensation to be paid to Mr. Forester for the third year of his Agreement. Mr. Forester agreed that the supplemental retirement benefit (approximately $319,300 per year) to which he would otherwise have been entitled upon retirement would be relinquished for the first year following his retirement. The death and retirement benefits provided in Mr. Forester's employment agreement are, in all other respects, continued without change. To fund Mr. Forester's supplemental retirement benefit, the Company made a payment equal to the actuarially computed present value of the benefit, or $2,792,000, in trust to Wells Fargo Bank, as trustee.

  Under the retirement agreement, Mr. Forester received $200,000 for consulting services in 1996. Additionally, the retirement agreement provides for a continuation of a pre-existing, split-dollar life insurance policy on Mr. Forester's life. For 1996, the dollar value to Mr. Forester of the premiums paid by the Company on this policy was $17,300. During the year Mr. Forester paid off stock option loans totaling $2,312,100, which resulted from stock option exercises under the 1988 and 1994 Incentive Stock Option Plans and which carried an average interest rate of 6.28%.

  On December 5, 1995, two members of the Board who had voted against Mr. Forester's retirement agreement, Messrs. Anthony and Gray, and Mr. Anthony's mother, acting as stockholders of the Company, filed a complaint in the California Superior Court for Los Angeles County (No. BC 140251) entitled Marilyn Anthony, Robert T. Anthony and Abraham L. Gray vs. John B. Simon, Hugh
V. Hunter, Anthony Industries, Inc. and Does I through 100. The complaint purports to be a derivative complaint brought on behalf of the Company, and seeks recovery of damages of not less than $10 million allegedly suffered by the Company as the result of the Executive Committee's approval of the Forester retirement agreement. The complaint alleges that the agreement is unfair to the Company and that the defendants breached their duties of loyalty; acted in bad faith; engaged in intentional misconduct; and engaged in a knowing violation of law in approving the agreement. Among other things, the plaintiffs assert, notwithstanding the language of the agreement, that under Mr. Forester's 1991 employment agreement he was not entitled to receive any supplemental retirement benefit prior to January 1, 1998, and having voluntarily left employment under the circumstances prior to such date, he was not entitled to any supplemental retirement benefit. In the opinion of the management of the Company, the allegations of the complaint are without merit.

  The plaintiffs have conducted substantial discovery in the case, but have not completed such discovery, and except for certain requests for document production the defendants have not yet begun discovery. No trial date has been set in the action.

  On September 11, 1996, the Board of Directors appointed a Special Committee and delegated to it various matters including the task of evaluating whether continuance of the lawsuit is in the best interests of the Company. The Special committee is comprised of three outside independent directors who were not on the Board when the challenged activities occurred. They are Messrs. Goldress and Rosenberg and Ms. Engel. Messrs. Anthony, Goldberg and Gray voted against creation of the Special Committee and have alleged that its members are not independent.

  On February 18, 1997, the Special Committee, after interviewing 23 witnesses and reviewing over 55,000 pages of documents (directly or through its special counsel), issued its report. The report concluded that the litigation is without merit, a waste of Company resources and a substantial distraction for Company management, and instructed the Company to seek its dismissal. Thereupon, the Company requested that Mr. Gray and Mr. Anthony and his mother dismiss the lawsuit. When they did not do so, on March 4, 1997, the Company filed a motion for summary judgment seeking dismissal of the case. That motion is currently pending.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION OBJECTIVES AND PRACTICES

  The Company's executive compensation program is designed to help the Company attract, motivate and appropriately reward management who are responsible for K2's short-term and long-term profitability, growth and return to shareholders.

  The key elements of the program consist of base salary, annual performance-based cash awards and long-term stock incentive awards. Base salaries are initially established by evaluating the responsibilities of the position, the experience of the individual and the salaries for comparable positions in the marketplace. Depending on the overall financial performance of the Company, salaries are adjusted from time to time to reflect increased responsibilities of the executive and to keep pace with competitive practices. The annual performance-based cash awards available are designed to reflect superior financial performance of the Company. The awards are allocated based on the individual's role in achieving that performance plus any unusual contributions made that create significant value for the Company and its shareholders. The program has been designed to place a significant amount of compensation at risk by first setting annual base salaries at levels generally near the 50th percentile of the marketplace for similar positions based on survey data obtained. The annual incentive award is then utilized to bring total annual cash compensation (base salary plus annual incentive award) above the average for comparable positions at similar-sized companies when targeted superior performance levels are achieved. Stock incentives are provided to reward management for taking actions that will contribute to the Company's long-term growth and success, and to link their interests to those of K2's shareholders.

COMPENSATION FOR THE NAMED EXECUTIVE OFFICERS
 Base Salary. Key executive salaries, which were held constant for 1993 and 1994, were increased on average by 11 percent for 1995 and were again held constant in 1996 with no increases to the named executive officers. Increases were provided to the corporate and division executives whose duties had been expanded or whose salaries had fallen below market levels. The salary of Mr. Rodstein, who was named Chief Executive Officer of the Company effective January 1, 1996, was left unchanged for the year 1996.

  Annual Cash Incentive. The executives of the Company are eligible for participation under the Executive Officers Incentive Compensation Plan. For 1996, the "Executive Officers" who participated in the plan included the Chief Executive Officer, the Senior Vice President-Finance, the Vice President and Director of Taxes, three other corporate vice presidents, the Corporate Secretary and the Director of Business Development. Pursuant to the plan, the Committee adopted a new one-step formula, which provided for an incentive compensation bonus pool based on a percentage of incentive compensation income in excess of a required return on average shareholders' equity. Performance criteria were also adopted for the Plan participants to assist the Committee in determining the allocation of the bonus pool.

  In determining the Chief Executive Officer's incentive compensation award for 1996, the Committee reviewed K2's financial performance in terms of earnings growth, sales from new products, stock price performance and improvement in the cash flow of the Company. In 1996, K2's performance exceeded all of the targets established for these criteria. K2 achieved record sales and earnings and provided a total return to shareholders in excess of the Company's peer group and the Russell 2000 index (see Stock Price Performance Graphs on pages 8 and 9). Additionally, the sale of the swimming pool business was completed and several key quality and process improvement measures demonstrated improved trends. An award of $420,000 was granted to the Chief Executive Officer, up moderately from the $415,600 awarded a year ago. The remaining named executive officers were also evaluated against performance criteria and key plan objectives previously established. Awards totaling $575,000 were granted to these executives, which represented an increase of 2% over their awards in 1995.

  Long-Term Stock Incentive. For 1996, the Committee awarded long-term incentives to key employees in the form of stock options having an exercise price equal to the market price of the Company's stock on the date of grant and vesting over three years. By utilizing such pricing and vesting, the Committee intended that the full benefit would be realized only if stock price appreciation occurs and if the key employee does not leave the Company during that period.

  In determining the number of options awarded to executive officers, the Committee considered information provided by the Company's independent compensation consultants, which included, among other things, market studies of annual stock option grants as a percentage of shares outstanding. The Committee's awards this year addressed management's concern regarding the need to remain competitive in retaining and attracting executive talent by granting stock options to a broader group of employees. The Committee believes that equity interests held by management more closely align the interests of shareholders and management. Against that background, in 1996, Mr. Rodstein was granted options for 35,000 shares, and the other named executive officers were granted options ranging from 20,000 to 8,000 shares.



                                          John B. Simon, Chairman
                                          Hugh V. Hunter
                                          John H. Offermans

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Hunter, Offermans and Simon served on the Compensation Committee of the Company during the year 1996. No member of the Committee was, during the year 1996, either an officer or employee or a former officer or employee of the Company or any of its subsidiaries, nor did any member have any relationship with the Company which would be required to be disclosed.

                 STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  Set forth below is the name, address and number of shares of Common Stock beneficially owned as of March 31, 1997 by each person known to the Company to own 5% or more of the outstanding shares of Common Stock.

                                                           SHARES OF     PERCENT
   SHAREHOLDER                                            COMMON STOCK   OF CLASS
   -----------                                            ------------   --------
   Trust under Company's Employee Stock Ownership Plan...  2,240,163(a)    13.5
    4900 South Eastern Avenue
    Los Angeles, CA 90040
   The Anthony Family Trust..............................  1,001,249(b)     6.1
    1058 Pescador Drive
    Newport Beach, CA 92660

--------
(a) Includes shares allocated to the accounts of participants in the ESOP, the voting of which is directed by such participants. Until shares are allocated to the accounts of participants in the ESOP, the terms of the Trust require the Trustee to vote those shares in the same proportion as the allocated shares are voted.

(b) Robert T. Anthony, a director of the Company, is a trustee of The Anthony Family Trust and exercises voting and investment power over the shares held in the trust.

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                     SHARES OF COMMON STOCK
                                     BENEFICIALLY OWNED ON
NAME                                   MARCH 31, 1997 (A)   PERCENT OF CLASS (B)
----                                 ---------------------- --------------------
Directors and Nominees for Director
 Robert T. Anthony.................        1,039,810(c)              6.3
 Susan E. Engel....................                0                   *
 Bernard I. Forester...............          435,770                 2.6
 Richard L. Goldberg...............            1,893                   *
 Jerry E. Goldress.................            1,500                   *
 Abraham L. Gray...................          622,933                 3.8
 Hugh V. Hunter....................          147,820                  .9
 John H. Offermans.................            1,607                   *
 Richard M. Rodstein...............          232,681                 1.4
 Richard M. Rosenberg..............                0                   *
 John B. Simon.....................           12,929                  .1
 Richard J. Heckmann...............                0                   *
 Stewart M. Kasen..................                0                   *
Executive Officers (d)
 John J. Rangel....................           83,310                  .5
 Robert E. Doyle...................           76,489                  .5
 David H. Herzberg.................           53,271                  .3
 David G. Cook.....................           53,689                  .3
All Directors and Executive Offi-
 cers as a group (24)..............        1,860,965                11.1

--------
(a) Includes the following shares subject to options exercisable within 60 days of the date of this Proxy Statement: Robert T. Anthony-600 shares; Bernard I. Forester-200 shares; Richard L. Goldberg-1,400 shares;
    Abraham L. Gray-1,400 shares; Hugh V. Hunter-1,400 shares; John H. Offermans-1,400 shares; Richard M. Rodstein-80,920 shares; John B. Simon-1,400 shares; John J. Rangel-32,575 shares; Robert E. Doyle-14,158 shares; David H. Herzberg-12,608 shares; David G. Cook-11,454 shares; and all directors and officers as a group-200,289 shares. With the exception of the shares referred to in the preceding sentence and the shares allocated to the accounts of Mr. Rodstein (13,266 shares), Mr. Rangel (6,820 shares), Mr. Doyle (17,101 shares), Mr. Herzberg (13,565 shares), Mr. Cook (2,591 shares), and all directors and officers as a group (71,782 shares), under the Company's ESOP, each of the named persons has sole voting and investment power with respect to the shares beneficially owned by him.

(b) The shares subject to options described in note (a) for each individual were deemed to be outstanding for purposes of calculating the percentage owned by such individual.

(c) Includes 1,001,249 shares held by The Anthony Family Trust, over which Mr. Anthony exercises voting and investment power as a trustee of the trust.

(d) Executive officers named in the Summary Compensation Table (other than Mr. Rodstein, whose securities holdings are listed above).

 * Less than .1%.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file initial reports of ownership and reports of changes of ownership of the Company's Common Stock with the Securities and Exchange Commission. Executive officers and directors are required to furnish the Company with copies of all Section 16(a) forms that they file. Based upon a review of these filings and written representations from certain of the Company's directors and executive officers that no other reports were required, all such Forms were filed on a timely basis by reporting persons, except as follows: a Form 4 reporting a single transaction was filed late by Tony H. Chow; a Form 4 reporting a single transaction was filed late by Woodrow P. Greene; a Form 4 reporting a single transaction was filed late by Franklin D. Leibow; and a Form 3 timely filed by James A. Vandergrift omitted certain holdings.

                      EMPLOYMENT OF INDEPENDENT AUDITORS

  Upon the recommendation of the Audit Committee, the Board of Directors has chosen the firm of Ernst & Young LLP as independent auditors to examine the consolidated financial statements of the Company for the year 1997. A representative of Ernst & Young LLP is expected to be present at the annual meeting with the opportunity to make a statement, if he so desires, and to be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

  Any proposal by a shareholder intended to be presented at the Company's 1998 annual meeting of shareholders must be received by the Company no later than December 5, 1997 for inclusion in the proxy statement and form of proxy for that meeting.

                                 OTHER MATTERS

  The Board of Directors knows of no other business to be presented at the meeting. If other matters do properly come before the meeting, the persons acting pursuant to the proxy will vote on them in their discretion. A copy of the 1996 Annual Report to shareholders is being mailed with this Proxy Statement.

  UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER OF RECORD AS OF MARCH 31, 1997, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 (EXCLUDING EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE SUPPLIED WITHOUT CHARGE. REQUESTS SHOULD BE DIRECTED TO THE SECRETARY OF K2 INC., 4900 SOUTH EASTERN AVENUE, LOS ANGELES, CALIFORNIA 90040.

                                           /s/ Richard M. Rodstein

                                           Richard M. Rodstein
                                           President and
                                           Chief Executive Officer

Los Angeles, California
April 7, 1997

      -                                                                  -

PROXY                                                                      PROXY

   THIS PROXY IS SOLICITED ON BEHALF OF A MAJORITY OF THE BOARD OF DIRECTORS

  RICHARD M. RODSTEIN, BERNARD I. FORESTER and SUSAN E. McCONNELL, and each of them, with full power of substitution, are hereby authorized to represent and to vote the stock of the undersigned in K2 INC. at the Annual Meeting of Shareholders to be held on May 8, 1997 and at any adjournment thereof as set forth below:

1. ELECTION OF DIRECTORS

FOR all nominees listed at right [_]   BERNARD I. FORESTER
(except as marked to the               RICHARD J. HECKMANN
contrary below)                        STEWART M. KASEN

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------
WITHHOLD AUTHORITY to vote for ALL nominees listed above [_]

                 (Continued and to be signed on reverse side.)

      -                                                                  -

                -                                           -

2. PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP as independent audi-tors for 1997.
                         [_] FOR     [_] AGAINST    [_] ABSTAIN

3. Upon or in connection with the transaction of such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED AND, UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.


                                          Date ___________________________, 1997

                                          ______________________________________
                                                         Signature

                                          ______________________________________
                                                  Signature if held jointly

                                          Please sign exactly as name appears
                                          at left. When shares are held by
                                          joint tenants, both should sign.
                                          When signing as attorney, executor,
                                          administrator, trustee or guardian,
                                          please give full title as such. If a
                                          corporation, please sign in full
                                          corporate name by President or other
                                          authorized officer. If a partnership,
                                          please sign in partnership name by
                                          authorized person.

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                -                                           -